SUBSCRIPTION AGREEMENT
(for initial capital)

To: Calvert SAGE Fund

In connection with the initial capitalization of Calvert SAGE Fund (the "Fund"), the undersigned hereby purchases shares of common stock ("shares") and tenders the amount in payment thereof set forth below.

1. Own Account. The undersigned hereby represents, warrants and covenants that it is acquiring the shares in good faith solely for the undersigned's own account, for investment purposes and not with a view to resale, fractionalization, disposition or distribution of all or any part thereof. The undersigned will be the sole party in shares in this investment and will be vested with all legal and equitable rights in the shares. The undersigned is aware that there are legal and practical limits on the undersigned's ability to sell or dispose of the shares, and, therefore, that the undersigned must bear the economic risk of the investment for an indefinite period of time.

2. Registration. The undersigned understands, recognizes and acknowledges that although the shares have been registered under the Securities Act of 1933, as amended, and are being registered under applicable state securities laws by reason of exemptions from the registration requirements of the Act and such laws, the shares may not be sold to the public until completion of the proposed reorganization of Summit Everest Fund into Calvert Large Cap Value Fund, which is scheduled to occur on or about December 12, 2008. The undersigned understands, recognizes and acknowledges that the shares may not be sold, pledged, assigned, or otherwise disposed of in the absence of an effective registration statement under the Act unless an exemption from such registration is available. The Fund is under no obligation to, and has no intention to, register the shares or comply with any exemption from registration to permit any resale.

3. No Sale or Transfer. The undersigned will not attempt to sell, transfer, assign, pledge, or otherwise dispose of all or any portion of the undersigned's shares unless such transaction would cause no material harm to the Fund.

The undersigned hereby purchases 9,800 Class A shares, 100 Class C shares and 100 Class Y shares of Calvert Large Cap Value Fund and tenders in payment thereof, good funds in an amount equal to $100,000 on this 28th day of November, 2008.

Calvert Distributors, Inc.

By:/s/ William M. Tartikoff

          William M. Tartikoff

           Senior Vice President